Exhibit 99.1

THE L.S. STARRETT COMPANY

Financial Highlights

OPERATIONS FOR THE YEARS ENDED IN JUNE	2003	2002
Net sales	$175,711,000	$184,346,000
Loss before cumulative effect of change in accounting principle	$(4,489,000)	$(380,000)
Cumulative effect of change in accounting for goodwill	$(6,086,000)

Net loss	$(10,575,000)	$(380,000)

Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.68)	$(0.06)
Cumulative effect of change in accounting for goodwill	$(0.92)

Basic and diluted loss per share	$(1.60)	$(0.06)

Dividends per share	$0.70	$0.80

AT YEAR END
Net working capital	$100,830,000	$108,034,000
Stockholders’ equity	$164,951,000	$180,341,000
Book value per share	$24.77	$27.56
Number of employees	2,150	2,309
Approximate number of stockholders	4,800	4,400
Common shares outstanding	6,659,522	6,544,681

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This Annual Report, including the President’s letter, contains forward-looking statements about the Company’s business, sales, liquidity and capital resources, and other operating and capital requirements. In addition, forward-looking statements concerning those and other issues may be included in future Company documents and in oral statements by Company representatives to security analysts and investors. The Company is subject to risks that could cause actual events to vary materially from such forward-looking statements. Such risks relate to the unpredictability of foreign operations (particularly in Brazil), to the cyclical nature of the Company’s industry (including the level of capital spending by industrial companies), to the existence of a few customers accounting for a significant portion of sales, to competition, including pricing pressures from low-wage foreign sources, and to the effects of changes in foreign currency relationships. These risks are discussed in greater detail in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Report on Form 10-K.

The President’s Letter

To Starrett Stockholders and All Starrett Personnel:

There is no way to sugarcoat our financial performance – it has been a poor year. We have suffered from the effects of the longest recessionary period in the last 50 years, which was underscored by the loss of 2.3 million manufacturing jobs in the last three years, concentrated in the sectors that we sell to and with our largest customer base. The best comment that we can make is that we are glad the year is behind us.

Last year as we headed into fiscal 2003, we did so with a sense of uncertainty not seeing any underlying indication of the recovery that was predicted and never materialized. In answer to that, our management from around the world collectively evaluated the strategic issues facing the Company. This required us to look at each business and operating unit across the Company and assess its products, markets, and ability to compete both domestically and globally. This resulted in decisions to institute additional headcount reductions, rationalize product lines, relocate jobs, and close an operation. This process is ongoing as we size our business to the current level of industrial activity and bring our costs in line.

Besides the economy, there were two significant events during the year that negatively impacted our financial performance. These are one-time charges or charges unusual in nature and while understood by the financial experts, may not be clear to the individual stockholder.

First, during the September quarter we took a charge of $6.1 million for the write-off of goodwill, a charge mandated by the Financial Accounting Standards Board, relating to our acquisition of the Evans Rule Division in 1986. This has a non-cash impact on the Company, and was taken in one year rather than spread over a number of years, as was the past practice.

Second was the government investigation of our Coordinate Measuring Machine Division based apparently on allegations from a whistleblower. The media coverage on these unsubstantiated allegations caused a significant decline in our stock price. In addition to this, we have incurred charges for legal and other expenses related to the investigation of over $3 million to protect the Starrett name and 123 years of creating a brand known for high quality, reliable products for industry.

Eliminating these charges and expenses we still incurred a net loss of $2.2 million, and while we are not pleased with these results, the year has had some successes. We finished the year with a strong balance sheet, with little debt and in a good cash position. Even though we have incurred short-term earnings pain to reduce inventories, our global drive on this effort has generated over $15 million in cash. Our focus on international business continues to intensify. While we have been a global company since the 1950s, we have been increasing our efforts to secure a larger percentage of our business in the international markets, where we see long-term growth opportunities as industrial markets decline here at home. Our Brazilian operation has had a sales increase of over 20% in their own currency (a 6% drop when converted to dollars) despite a poor economy, and after a slow start early in the year caused mainly by large foreign exchange losses ($.8 million), finished off the fiscal year strongly. Scotland turned in a significantly better performance this year by controlling costs. Despite flat sales in their own currency, they have increased earnings. Our operations in China continue to be a focus of our time and attention, as we believe it is in our long-term interest to establish a strong Starrett brand presence in that marketplace. The SARS epidemic slowed us down, but we continue to invest in sales, marketing, and manufacturing capability in our Chinese operations.

SALES AND INCOME

Our net sales for year ended June 2003 were $175.7 million. This is down 5% from last year’s $184.3 million. The worldwide recession hit every one of our facilities, but hardest hit were our domestic operations where sales decreased 7%. International sales were up 2% on a U.S. dollar basis. Our net loss was $10.6 million ($1.60 per share) compared to $.4 million ($.06 per share) last year. However, the two unusual items discussed above accounted for $1.27 per share of this year’s loss ($.92 for the goodwill write-off and $.35 for the investigation). Without these items, we are looking at a $.33 per share loss this year compared to a $.06 per share loss last year. Cost cutting measures were more than offset by lower sales and more significantly, lower production levels and fixed cost absorption.

DIVIDENDS

We reduced our dividend in June to $0.10 per share. The decision weighed heavily, knowing that many of our stockholders count on this as a regular income, but it was the correct one, given our financial performance. We could not continue to pay dividends at the previous level and we will always strive to do what is best for the long-term benefit of our stockholders, employees, and the Company.

FINANCIAL CONDITION

Our financial condition remains strong with a current ratio of 5.9 to 1 and net working capital of $101 million. Book value per share is $24.77 at the end of this year compared to $27.56 last year. In addition to dividends and normal earnings retained in the business, fluctuations in foreign currencies, pension fund condition, and treasury stock activity can have a significant effect on our book value per share. We cut way back on treasury stock purchases this year in order to conserve cash. The stock activity shown in our financial statements has to do with our employee stock plans. Our cash position remains adequate and, in fact, is up $13 million to $25 million despite our loss.

PLANT ADDITIONS

As in 2002, plant additions this year are well below our annual depreciation charge, reflecting our efforts to conserve cash. The Company made capital expenditures for plant and equipment of about $5.9 million in 2003 compared to $8.0 million in 2002. Depreciation for the year was $11.0 million compared to $11.5 million in 2002.

EMPLOYEE STOCKHOLDERS

Our stock ownership plans continue to be successful. During fiscal 2003, 99 options for 11,724 shares were exercised by employees. As of June 28, 2003, employees of the Company hold options for 68,072 shares that can be exercised over the next two years. In addition, our 401(k) plan holdings continue to grow. We intend to enhance stock ownership, because our experience over the years has shown that this has contributed to the success of our Company, which has been good for all stockholders and employees. Present and former employees hold almost half of the Company’s outstanding stock. In addition, over 50% of our domestic employees are active participants in one or more of our stock plans.

TREASURY STOCK

During 2003, the Company purchased 39,317 shares of its own stock for the treasury at a cost of $.7 million. These shares were purchased primarily by the Company’s 401(k) plan. Consistent with cash needs, the Company may acquire additional shares from time to time, both on the New York Stock Exchange and in private transactions. This is to have stock available for miscellaneous corporate purposes and to reduce the dilutive effect on existing stockholders of the issuance of shares under the various employee stock ownership plans.

GENERAL COMMENTS

Corporate Governance – I don’t take much stock in what has been written about corporate governance and the politically correct rhetoric on its positive effects. While I do not have a problem with director independence, committee structure, and outside director board dominance, it is just not equally effective across the spectrum of large and small companies and I am more interested in substance, not form. What they should have done is enforce existing rules and figure out how to reduce emphasis on short-term results.

What is particularly onerous is Section 404 of the accounting oversight rules pertaining to internal control. This is great business for auditors, but it is a huge cost for companies like us. The SEC estimates it will cost $91,000 on average to implement Sarbanes-Oxley; this is way off the mark. Our Company, which is one of the smaller listed companies on the Exchange, has estimates of $200,000 for implementation of only Section 404. Industry estimates range as high as $750,000 per company. If you extrapolate this over just 2,800 public companies on the New York Stock Exchange at $500,000 per company, $1.4 billion will be siphoned out of these companies for non-value added activities, rather than invested in research and development, innovation, and process improvement. This does nothing to help the stockholders and hurts business, employment, and the economy in this country.

Government Investigation – We have spent a lot of time, effort and money in responding to the government’s investigation of the Company’s CMM division, which came to light nearly a year ago with the search of our Mt. Airy facility. I want to assure you that resolving this investigation as quickly and efficiently as possible remains a high priority of the Company.

Directors – We lost a friend and director, Tom Mahoney, suddenly on August 31, 2002. Tom brought enthusiasm, insight, and a love for Starrett, which I sorely miss. We are fortunate to have found a very capable replacement in Ralph Lawrence, former President and COO of Hyde Manufacturing Company in Southbridge, MA, who joined the Board on March 5, 2003, and we value his experience and look forward to his input.

American Manufacturing – You may be tired of hearing from me on this subject, but it will not be the last time. The U.S. manufacturing base is the foundation of our standard of living and as more manufacturers move jobs offshore, tax bases continue to erode (witness the budget crisis across all levels of government) and the jobs and services they provide disappear. This is a crisis that threatens the American way of life and has national security implications. While this year has challenged my confidence that we can retain our manufacturing base in the U.S., it has not changed my opinion that to allow the continual deindustrialization of America is economic suicide. The Bush Administration and our country must address this issue immediately to counteract the continual downward spiral in the economy.

On the horizon I see nothing to indicate anything but a cautious approach to the new year. We will continue to improve our efforts to reduce inventories, improve our cost position, and develop new markets. Our Company will face many hurdles over the coming years, but I remain confident on the long-term future of the Company and look forward to the challenge ahead.

/s/ D.A. STARRETT
August 1, 2003	President and CEO

THE L.S. STARRETT COMPANY

Consolidated Statement of Operations

For the years ended in June (in thousands except per share date)

	2003	2002	2001
OPERATIONS
Net sales	$175,711	$184,346	$225,857
Cost of goods sold	(137,036)	(139,413)	(160,562)
Selling, general and administrative expense	(46,169)	(45,945)	(52,223)
Other expense	(585)	(217)	(1,640)

Earnings (loss) before income taxes and cumulative effect of change in accounting principle	(8,079)	(1,229)	11,432
Income taxes (benefit)	(3,590)	(849)	3,335

Earnings (loss) before cumulative effect of change in accounting principle	(4,489)	(380)	8,097
Cumulative effect of change in accounting for goodwill	(6,086)

Net earnings (loss)	$(10,575)	$(380)	$8,097

Basic earnings (loss) per share:
Before cumulative effect of accounting change	$(0.68)	$(0.06)	$1.26
Cumulative effect of change in accounting for goodwill	(0.92)

	$(1.60)	$(0.06)	$1.26

Diluted earnings (loss) per share:
Before cumulative effect of accounting change	$(0.68)	$(0.06)	$1.25
Cumulative effect of change in accounting for goodwill	(0.92)

	$(1.60)	$(0.06)	$1.25

Average outstanding shares used (in thousands):
Basic earnings (loss) per share	6,608	6,500	6,446
Diluted earnings (loss) per share	6,608	6,500	6,458

Dividends per share	$0.70	$0.80	$0.80

See notes to consolidated financial statements

THE L.S. STARRETT COMPANY

Consolidated Statement of Cash Flows

For the years ended in June (in thousands)

	2003	2002	2001
CASH FLOWS
Cash flows from operating activities:
Net earnings (loss)	$(10,575)	$(380)	$8,097
Noncash operating activities:
Cumulative effect of change in accounting principle	6,086
Depreciation and amortization	10,988	11,741	11,662
Deferred taxes	(3,875)	561	97
Unrealized exchange losses	453	263	748
Retirement benefits	(1,338)	(2,170)	(1,396)
Working capital changes:
Receivables	695	1,664	707
Inventories	22,345	7,656	(9,261)
Other current assets and liabilities	(841)	(1,862)	1,665
Prepaid pension cost and other	398	227	180

Net cash from operating activities	24,336	17,700	12,499
Cash flows from investing activities:
Additions to plant and equipment	(5,860)	(8,028)	(13,198)
Decrease (increase) in investments	(11,783)	(2,423)	3,702

Net cash used in investing activities	(17,643)	(10,451)	(9,496)
Cash flows from financing activities:
Short-term borrowing, net	(372)	(4,050)	(1,645)
Long-term borrowings (repayments)	(1,991)		4,000
Common stock issued	2,453	3,598	3,444
Treasury shares purchased	(658)	(1,796)	(3,792)
Dividends	(4,619)	(5,187)	(5,145)

Net cash used in financing activities	(5,187)	(7,435)	(3,138)
Effect of translation rate changes on cash	128	(87)	72

Net increase (decrease) in cash	1,634	(273)	(63)
Cash beginning of year	1,672	1,945	2,008

Cash end of year	$3,306	$1,672	$1,945

Supplemental cash flow information:
Interest paid	$848	$695	$950
Taxes paid (recovered), net	$(958)	$(725)	$1,688
Non-cash capital lease financing	$3,000

See notes to consolidated financial statements

THE L.S. STARRETT COMPANY

Consolidated Balance Sheets

(in thousands)

	June 28, 2003	June 29, 2002
ASSETS
Current assets:
Cash	$3,306	$1,672
Investments	21,995	10,479
Accounts receivable (less allowance for doubtful accounts of $1,392,000 and $1,790,000)	32,175	32,391
Inventories:
Raw materials and supplies	9,859	17,228
Goods in process and finished parts	20,344	24,632
Finished goods	23,832	34,762

Total inventories	54,035	76,622
Prepaid expenses, taxes and other current assets	9,703	5,903

Total current assets	121,214	127,067
Property, plant and equipment, at cost:
Land	1,885	1,893
Buildings (less accumulated depreciation of $18,463,000 and $17,151,000)	21,295	22,698
Machinery and equipment (less accumulated depreciation of $70,719,000 and $61,813,000)	43,913	46,839

Total property, plant and equipment	67,093	71,430
Cost in excess of net assets acquired (goodwill) (less accumulated amortization of $4,216,000 in 2002)		6,086
Prepaid pension cost	30,565	33,651
Other assets	868	863

	$219,740	$239,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities	$3,585	$996
Accounts payable and accrued expenses	12,859	13,874
Accrued salaries and wages	3,940	4,163

Total current liabilities	20,384	19,033
Deferred income taxes	14,696	16,012
Long-term debt	2,652	7,000
Accumulated postretirement benefit obligation	17,057	16,711

Stockholders’ equity:
Class A common stock $1 par (20,000,000 shrs. auth.; 5,344,033 outstanding in 2003, excluding 1,294,542 held in treasury; 5,147,201 outstanding in 2002, excluding 1,397,659 held in treasury)	5,344	5,147
Class B common stock $1 par (10,000,000 shrs. auth.; 1,315,489 outstanding in 2003, excluding 332,019 held in treasury; 1,397,480 outstanding in 2002, excluding 332,019 held in treasury)	1,315	1,397
Additional paid-in capital	49,826	47,858
Retained earnings reinvested and employed in the business	134,547	150,029
Accumulated other comprehensive loss	(26,081)	(24,090)

Total stockholders’ equity	164,951	180,341

	$219,740	$239,097

See notes to consolidated financial statements

THE L.S. STARRETT COMPANY

Consolidated Statement of Stockholders’ Equity

For the years ended in June, 2001 through 2003

(in thousands)

	Common Stock Outstanding ($1 Par)	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income(loss)	Total
Balance, June 24, 2000	$6,473	$43,273	$155,846	$(17,570)	$188,022
Comprehensive income:
Net earnings			8,097		8,097
Unrealized net loss on investments				(38)	(38)
Translation loss, net				(5,767)	(5,767)

Total comprehensive income					2,292
Dividends ($0.80 per share)			(5,145)		(5,145)
Treasury shares:
Purchased	(192)	(1,428)	(2,172)		(3,792)
Issued	166	3,078			3,244
Options exercised	11	189			200

Balance, June 30, 2001	6,458	45,112	156,626	(23,375)	184,821
Comprehensive loss:
Net loss			(380)		(380)
Unrealized net loss on investments				(169)	(169)
Translation loss, net				(546)	(546)

Total comprehensive loss					(1,095)
Dividends ($0.80 per share)			(5,187)		(5,187)
Treasury shares:
Purchased	(87)	(679)	(1,030)		(1,796)
Issued	153	3,073			3,226
Options exercised	20	352			372

Balance, June 29, 2002	6,544	47,858	150,029	(24,090)	180,341
Comprehensive loss:
Net loss			(10,575)		(10,575)
Unrealized net gain on investments				152	152
Minimum pension liability				(3,207)	(3,207)
Translation gain, net				1,064	1,064

Total comprehensive loss					(12,566)
Dividends ($0.70 per share)			(4,619)		(4,619)
Treasury shares:
Purchased	(39)	(331)	(288)		(658)
Issued	142	2,159			2,301
Options exercised	12	140			152

Balance, June 28, 2003	$6,659	$49,826	$134,547	$(26,081)	$164,951

See notes to consolidated financial statements

THE L.S. STARRETT COMPANY

Notes to Consolidated Financial Statements

SIGNIFICANT ACCOUNTING POLICIES

Description of the business and principles of consolidation:    The Company is in the business of manufacturing industrial, professional, and consumer measuring and cutting tools and related products. The largest consumer of these products is the metal working industry, but others include automotive, aviation, marine, farm, do-it-yourselfers, and tradesmen such as builders, carpenters, plumbers, and electricians. The consolidated financial statements include the accounts of The L. S. Starrett Company and its subsidiaries, all of which are wholly-owned. All significant intercompany items have been eliminated. Since the Company’s fiscal year ends on the last Saturday in June, the 2001 fiscal year contains 53 weeks compared to 52 weeks in 2002 and 2003. The fiscal years of the Company’s major foreign subsidiaries end in May.

Financial instruments and derivatives:    The Company’s financial instruments consist primarily of current assets, except inventory, current liabilities, and long-term debt. Current assets and liabilities, except investments, are stated at cost, which approximates fair market value. Long-term debts, which are at current market interest rates, also approximate fair market value. The Company does not enter into derivative arrangements.

Investments:    Investments consist primarily of marketable securities such as treasury bills, certificates of deposit, municipal securities, and money market funds. The Company considers all its investments “available for sale.” As such, these investments are carried at market, which approximates cost, with unrealized temporary gains and losses recorded as a component of stockholders’ equity. Included in investments at June 28, 2003 is $2.3 million of AAA rated Puerto Rico debt obligations that have maturities greater than one year but carry the benefit of possibly reducing repatriation taxes. These investments represent “core cash” and are part of the Company’s overall cash management and liquidity program and, under SFAS 115, are considered “available for sale.” The investments themselves are highly liquid, carry no early redemption penalties, and are not designated for acquiring non-current assets. Most other investments have maturities of less than one year.

Long-lived assets:    Buildings and equipment are depreciated using straight-line and accelerated methods over estimated useful lives as follows: buildings 15 to 50 years, building improvements 10 to 40 years, machinery and equipment 5 to 12 years, motor vehicles 3 to 5 years, computer hardware and software 3 to 7 years. The Company evaluates potential impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the impairment or disposal of Long-Lived Assets.”

Inventories:    Inventories are stated at the lower of cost or market. For approximately 70% of all inventories, cost is determined on a last-in, first-out (LIFO) basis. For all other inventories, cost is determined on a first-in, first-out (FIFO) basis. LIFO inventories are $28,784,000 and $47,859,000 at the end of 2003 and 2002, respectively, such amounts being $23,204,000 and $23,835,000 less than if determined on a FIFO basis. During 2003, the Company reduced the levels of certain LIFO inventories that were carried in the aggregate at lower costs prevailing in prior years. The effect of the LIFO inventory reduction was to increase 2003 net earnings, primarily in the fourth quarter, by approximately $575,000 or $.09 per share.

Revenue recognition:    Revenue is recognized when inventory is shipped to the customer or installed if installation is necessary. While the Company does allow its customers the right to return in certain circumstances, revenue is not deferred, but rather a reserve for sales returns is provided based on experience, which historically has not been significant.

Warranty expense:    The Company’s warranty obligation is generally one year from shipment to the end user and is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure. Any such failures tend to occur soon after shipment. Historically, the Company has not incurred significant predictable warranty expense and consequently its warranty reserves are not material. In the event a material warranty liability is deemed probable, a reserve is established.

Income taxes:    Deferred tax expense results from differences in the timing of certain transactions for financial reporting and tax purposes. Deferred taxes have not been recorded on undistributed earnings of foreign subsidiaries (approximately $40,000,000 at June 2003) or the related unrealized translation adjustments because such amounts are considered permanently invested. Valuation allowances are provided where management believes certain deferred tax benefits may not be realized.

Research and development:    Research and development costs were expensed as follows: $2,929,000 in 2003, $2,727,000 in 2002 and $2,663,000 in 2001.

Earnings per share (EPS):    Basic EPS excludes dilution and is computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution by securities that could share in the earnings. The Company had 7,329, 9,573 and 11,097 of additional potential common shares in 2003, 2002 and 2001 resulting from shares issuable

THE L.S. STARRETT COMPANY

Notes to Consolidated Financial Statements (continued)

under its stock option plan. These additional shares are not used for the diluted EPS calculation in loss years.

Translation of foreign currencies:    Assets and liabilities are translated at exchange rates in effect on reporting dates, and income and expense items are translated at rates in effect on transaction dates. The resulting differences due to changing exchange rates are charged or credited directly to the “accumulated other comprehensive income” account included as part of stockholders’ equity.

Use of accounting estimates:    The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Amounts ultimately realized could differ from those estimates.

CHANGE IN ACCOUNTING FOR GOODWILL

The Company adopted SFAS 142, Goodwill and Other Intangible Assets, as of June 30, 2002, the first day of fiscal 2003, and performed a transitional fair value based impairment test as of that date. As a result, a non-cash impairment charge of $6,086,000 ($.92 per share), relating primarily to the acquisition of the Company’s Evans Rule division in 1986, was recorded as of the first day of 2003 and related amortization of $268,000 per year was discontinued. The charge is reflected as the cumulative effect of a change in accounting principle in the accompanying Statements of Operations and Cash Flows. There were no income taxes associated with the charge. Had goodwill not been amortized in the prior years, net earnings (loss) and net earnings (loss) per share would have been as follows (in thousands):

	2003	2002	2001
Net earnings (loss) as reported	$(10,575)	$(380)	$8,097
Add back goodwill amortization		268	268

Pro forma net earnings (loss)	$(10,575)	$(112)	$8,365

Earnings (loss) per share as reported:
Basic	$(1.60)	$(0.06)	$1.26
Diluted	$(1.60)	$(0.06)	$1.25
Proforma earnings (loss) per share:
Basic	$(1.60)	$(0.02)	$1.30
Diluted	$(1.60)	$(0.02)	$1.29

ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123. SFAS No. 148 provides alternative methods for a voluntary change to the fair value-based method of accounting for employee stock-based compensation. These alternative methods will only impact the Company if it changes to the fair value-based method of accounting for employee stock-based compensation, which it has not implemented but is considering. The Company has not incurred any employee stock-based compensation under the intrinsic value method of Accounting Principles Board Opinion 25 in these financial statements. The Company has computed below the pro forma disclosures required under SFAS No. 148 using the Black-Scholes option pricing model with the indicated assumed interest rates and volatility and an expected life of two years (in thousands except per share data).

	2003	2002	2001
Net earnings (loss) as reported	$(10,575)	$(380)	$8,097
After tax employee stock based compensation under fair value method	(90)	(90)	(170)

Pro forma net earnings (loss)	$(10,665)	$(470)	$7,927

Earnings (loss) per share as reported:
Basic	$(1.60)	$(0.06)	$1.26
Diluted	$(1.60)	$(0.06)	$1.25
Proforma earnings (loss) per share:
Basic	$(1.61)	$(0.07)	$1.23
Diluted	$(1.61)	$(0.07)	$1.22
Assumed interest rate	1.5 to 28%	3.50%	4.3 to 5.9%
Assumed volatility	29%	22%	28%

The following recently issued Statements of Financial Accounting Standards (SFAS) are either not applicable to the Company or the Company does not expect their implementation to have a material impact on the Company’s financial position or results of operations: SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections; SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities; SFAS No. 147, Acquisitions of Certain Financial Institutions; SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities; and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity; FASB Financial Interpretation No. 46, Consolidation of Variable Interest Entities.

OTHER INCOME AND EXPENSE

Other income and expense consists of the following (in thousands):

	2003	2002	2001
Interest income, net	$13	$179	$131
Realized and unrealized translation losses, net	(390)	(351)	(1,859)
Other	(208)	(45)	88

	$(585)	$(217)	$(1,640)

THE L.S. STARRETT COMPANY

Notes to Consolidated Financial Statements (continued)

INCOME TAXES

The provision for income taxes consists of the following (in thousands):

	2003	2002	2001
Current:
Federal	$50	$(1,640)	$1,600
Foreign	234	266	1,271
State	1	(36)	367
Deferred	(3,875)	561	97

	$(3,590)	$(849)	$3,335

Pretax domestic income (loss) as reportable to the IRS was $(10,300,000), $(3,274,000) and $8,279,000 in 2003, 2002 and 2001, respectively.

A reconciliation of expected tax expense at the U.S. statutory rate to actual tax expense is as follows (in thousands):

	2003	2002	2001
Expected tax expense (benefit)	$(4,816)	$(430)	$4,001
Increase (decrease) from:
State and Puerto Rico taxes, net of federal benefit	(1,126)	(672)	(588)
Foreign taxes, net of federal credits	235	163	(17)
Goodwill writeoff	2,069
Other	48	90	(61)

Actual tax expense (benefit)	$(3,590)	$(849)	$3,335

Deferred income taxes at year end are attributable to the following (in thousands):

	2003	2002
Deferred assets:
Retiree medical benefits	$(6,907)	$(6,768)
Inventories	(2,280)	(1,840)
Domestic NOL carried forward 20 years	(3,515)
Foreign NOL carried forward indefinately	(1,165)	(1,235)
Foreign tax credit carryforward expiring 2007	(745)	(700)
Other	(907)	(826)

	(15,519)	(11,369)

Deferred liabilities:
Prepaid pension	12,928	13,550
Other employee benefits	540	680
Depreciation	7,081	7,296
Other	1,593	1,934

	22,142	23,460

Valuation reserve for foreign tax credits	745	700

Net deferred tax liability	$7,368	$12,791

Long-term portion	$14,696	$16,012

EMPLOYEE BENEFIT PLANS

The Company has several pension plans, both defined benefit and defined contribution, covering all of its domestic and most of its nondomestic employees. In addition, certain domestic employees participate in an Employee Stock Ownership Plan (ESOP). Ninety percent of the actuarially determined annuity value of their ESOP shares is used to offset benefits otherwise due under the domestic defined benefit pension plan. The total cost (benefit) of all such plans for 2003, 2002 and 2001, considering the combined projected benefits and funds of the ESOP as well as the other plans, was $(678,000), $(1,783,000) and $(462,000), respectively.

Under both domestic and foreign defined benefit plans, benefits are based on years of service and final average earnings. Plan assets, including those of the ESOP, consist primarily of investment grade debt obligations, marketable equity securities and approximately 1,030,000 shares of the Company’s common stock. The status of these defined benefit plans, including the ESOP, is as follows (in thousands):

	2003	2002	2001
Change in benefit obligation
Benefit obligation at beginning of year	$93,349	$83,203	$87,893
Service cost	3,278	3,106	2,887
Interest cost	6,490	5,958	5,950
Participant contributions	219	226	242
Exchange rate changes	3,066	820	(1,942)
Benefits paid	(3,648)	(3,614)	(3,393)
Actuarial (gain) loss	(1,925)	3,650	(8,434)

Benefit obligation at end of year	$100,829	$93,349	$83,203

Change in plan assets
Fair value of plan assets at beginning of year	$126,154	$128,038	$120,861
Actual return on plan assets	(10,522)	633	12,213
Employer contributions	467	92
Participant contributions	219	226	242
Benefits paid	(3,648)	(3,614)	(3,393)
Exchange rate changes	2,521	779	(1,885)

Fair value of plan assets at end of year	$115,191	$126,154	$128,038

Reconciliation of funded status
Funded status	$14,362	$32,805	$44,835
Unrecognized actuarial loss (gain)	19,009	(370)	(14,555)
Unrecognized transition asset	(1,922)	(2,932)	(3,869)
Unrecognized prior service cost	3,698	4,148	4,542

Prepaid pension cost	$35,147	$33,651	$30,953

Amounts recognized in statement of financial position
Prepaid benefit cost	$36,172	$35,069	$32,390
Accrued benefit liability	(6,606)	(2,551)	(1,558)
Intangible asset	999	1,133	121
Accumulated other comp. income	4,582

	$35,147	$33,651	$30,953

Year-end information for plans with accumulated benefit obligations in excess of plan assets
Projected benefit obligation	$28,832
Accumulated benefit obligation	26,617
Fair value of plan assets	22,011
Components of net periodic benefit cost (benefit)
Service cost	$3,278	$3,106	$2,887
Interest cost	6,490	5,958	5,950
Expected return on plan assets	(10,271)	(10,863)	(9,986)
Amortization of prior service cost	408	394	404
Amortization of transition asset	(956)	(937)	(949)
Recognized actuarial gain	(58)	(264)	(20)

Net periodic benefit	$(1,109)	$(2,606)	$(1,714)

Weighted average assumptions
Discount rate	6.00%	7.00%	7.50%
Expected long-term rate of return	8.00%	8.50%	8.50%
Rate of compensation increase	3.25%	3.75%	4.00%

The Company provides certain medical and life insurance benefits for most retired employees in the

THE L.S. STARRETT COMPANY

Notes to Consolidated Financial Statements (continued)

United States. The status of these plans at year end is as follows (in thousands):

	2003	2002	2001
Change in benefit obligation
Benefit obligation at beginning of year	$15,649	$15,197	$15,101
Service cost	633	551	509
Interest cost	1,057	1,097	1,122
Benefits paid	(1,047)	(1,014)	(1,071)
Actuarial (gain) loss	1,547	(182)	(464)

Benefit obligation at end of year	$17,839	$15,649	$15,197

Reconciliation of funded status
Funded status	$(17,839)	$(15,649)	$(15,197)
Unrecognized actuarial gain	3,750	2,259	2,523
Unrecognized prior service cost	(2,968)	(3,321)	(3,673)

Accrued benefit liability	$(17,057)	$(16,711)	$(16,347)

Components of net periodic benefit cost
Service cost	$633	$551	$509
Interest cost	1,057	1,097	1,122
Amortization of prior service cost	(353)	(353)	(353)
Recognized actuarial gain	56	81	111

Net periodic benefit cost	$1,393	$1,376	$1,389

Weighted average assumptions
Discount rate	6.00%	7.00%	7.50%
Rate of compensation increase	3.25%	3.75%	4.00%

An 11.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5.0% for 2014 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects (in thousands):

	1% Increase	1% Decrease
Effect on total of service and interest cost	$46	$(98)
Effect on postretirement benefit obligation	302	(728)

DEBT

At year end, long-term debt consists of the following (in thousands):

	2003	2002
Note payable, due 12/03, 4%	$2,318	$4,000
Capitalized lease obligations payable in Brazilian currency, due 2004 to 2007, 17% to 34%	3,433
Revolving credit agreement		3,000

	5,751	7,000

Less current maturities	3,099

	$2,652	$7,000

The Company and its lender are in the process of amending the revolving credit agreement. The new agreement will be for $15 million (currently $25 million), expires June 13, 2005, and requires commitment fees of .25%. Interest rates vary from LIBOR plus .5% to 2% depending on EBITDA. The Company must maintain tangible net worth of $14 million and an EBITDA (as defined) to debt service ratio of at least 1.5. Current notes payable carry interest at a rate of LIBOR plus 1 to 4%. Interest expense, prior to capitalization of interest on self-constructed assets was $761,000, $641,000 and $973,000 in 2003, 2002 and 2001. Long-term debt maturities from 2005 to 2008 are as follows: $500,000, $600,000, $400,000, and $1,152,000

COMMON STOCK

Class B common stock is identical to Class A except that it has 10 votes per share, is generally nontransferable except to lineal descendants, cannot receive more dividends than Class A, and can be converted to Class A at any time. Class A common stock is entitled to elect 25% of the directors to be elected at each meeting with the remaining 75% being elected by Class A and Class B voting together. In addition, the Company has a stockholder rights plan to protect stockholders from attempts to acquire the Company on unfavorable terms not approved by the Board of Directors. Under certain circumstances, the plan entitles each Class A or Class B share to additional shares of the Company or an acquiring company, as defined, at a 50% discount to market. Generally, the rights will be exercisable if a person or group acquires 15% or more of the Company’s outstanding shares. The rights trade together with the underlying common stock. They can be redeemed by the Company for $.01 per right and expire in 2010.

Under the Company’s stock purchase plans, the purchase price of the optioned stock is 85% of the lower of the market price on the date the option is granted or the date it is exercised. Options become exercisable exactly two years from the date of grant and expire if not exercised. Therefore, no options are exercisable at the end of 2003, 2002, or 2001. A summary of option activity is as follows:

	Shares On Option	Average Exercise Price At Grant	Shares Available For Grant
Balance, June 24, 2000	71,978	20.26	722,707
Options granted	53,285	17.14	(53,285)
Options exercised (15.52 and 18.96)	(10,771)	18.55
Options canceled	(41,156)		41,156

Balance, June 30, 2001	73,336	18.22	710,578
Options granted	28,191	18.06	(28,191)
Options exercised (17.77 and 18.65)	(20,552)	18.11
Options canceled	(32,026)		32,026

Balance, June 29, 2002	48,949	17.48	714,413
Options granted	82,567	13.28	(82,567)
Options exercised (13.22 and 11.10)	(11,724)	12.93
Options canceled	(51,720)		51,720

Balance, June 28, 2003	68,072	13.20	683,566

The following information relates to outstanding options as of June 28, 2003:

Weighted average remaining life		1.3 years
Weighted average fair value on grant date of options granted in:	2001	$5.50
	2002	$5.00
	2003	$4.00

THE L.S. STARRETT COMPANY

Notes to Consolidated Financial Statements (continued)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions: volatility—22% to 29%, interest—1.5% to 6.0%, and expected lives—2 years.

CONTINGENCIES

The Company is the subject of a government investigation apparently prompted by a qui tam action filed under seal, which has not been served on the Company. The Company is cooperating with the government but, until the investigation is concluded, no final evaluation of the financial impact of this matter can be made. Based on information currently known to management, the Company has recorded an estimate of the costs for this matter. However, no assurances can be made that charges recorded for this matter reflect the actual costs that will ultimately be incurred by the Company or that the Company will not need to take additional charges.

OPERATING DATA

The Company believes it has no significant concentration of credit risk as of June 28, 2003. Trade receivables are dispersed among a large number of retailers, distributors and industrial accounts in many countries. One customer accounted for approximately 14% of sales in 2003 and 2002, and 13% in 2001.

The Company is engaged in the single business segment of producing and marketing industrial, professional and consumer products. It manufactures over 5,000 items, including precision measuring tools, tape measures, gages and saw blades. Operating segments are identified as components of an enterprise about which separate discrete financial information is used by the chief operating decision maker in determining how to allocate assets and assess performance of the Company.

The Company’s operations are primarily in North America, Brazil, and the United Kingdom. Geographic information about the Company’s sales and long-lived assets are as follows:

	2003	2002	2001
Sales
North America	$124,006	$133,895	$164,572
United Kingdom	28,910	26,331	30,520
Brazil	29,630	31,559	43,421
Eliminations and other	(6,835)	(7,439)	(12,656)

Total	$175,711	$184,346	$225,857

Long-lived Assets
North America	$83,790	$96,163	$97,656
United Kingdom	7,978	7,916	7,655
Brazil	9,446	5,857	6,037
Other	1,894	2,094	2,257

Total	$103,108	$112,030	$113,605

Independent Auditors’ Report

To the Stockholders and Directors of

The L. S. Starrett Company

We have audited the accompanying consolidated balance sheets of The L.S. Starrett Company and subsidiaries as of June 28, 2003 and June 29, 2002, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the three years in the period ended June 28, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of June 28, 2003 and June 29 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 28, 2003, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in the notes to the financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards Nos. 142 and 144 during the year ended June 28, 2003.

/S/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 1, 2003

THE L.S. STARRETT COMPANY

Financial Statistics

(in thousands except per share data)

	Years ended in June
	2003	2002	2001	2000	1999
Net sales	$175,711	$184,346	$225,857	$235,169	$232,385
Earnings (loss) before change in accounting	(4,489)	(380)	8,097	11,489	16,696
Net earnings (loss)	(10,575)	(380)	8,097	11,489	16,696
Basic earnings (loss) per share	(1.60)	(0.06)	1.26	1.73	2.44
Diluted earnings (loss) per share	(1.60)	(0.06)	1.25	1.73	2.44
Long-term debt	2,652	7,000	7,000	3,000	3,300
Total assets	219,740	239,097	248,532	250,418	245,728
Dividends per share	0.70	0.80	0.80	0.80	0.80

Quarterly Financial Data (unaudited)

(in thousands except per share data) (* before write-off of $6,086 of goodwill in July 2002)

									Market Price
Quarter Ended	Net Sales	Gross Profit	Earnings (Loss) Before Taxes*	Earnings (Loss)*	Net Earnings (Loss)	Basic Earnings (Loss) Per Share*	Basic Earnings (Loss) Per Share	Dividends	High	Low
Sep. 2001	$46,522	$12,624	$345	$262	$262	$0.04	$0.04	$0.20	20.85	18.00
Dec. 2001	44,918	10,099	(1,417)	(611)	(611)	(0.09)	(0.09)	0.20	21.15	18.95
Mar. 2002	45,419	10,039	(1,128)	(462)	(462)	(0.07)	(0.07)	0.20	21.82	19.00
Jun. 2002	47,487	12,171	971	431	431	0.06	0.06	0.20	25.25	21.20

	$184,346	$44,933	$(1,229)	$(380)	$(380)	$(0.06)	$(0.06)	$0.80

Sep. 2002	$45,335	$8,736	$(4,496)	$(2,535)	$(8,621)	$(0.39)	$(1.31)	$0.20	25.30	15.28
Dec. 2002	44,828	10,342	(1,339)	(641)	(641)	(0.09)	(0.09)	0.20	17.60	13.80
Mar. 2003	41,525	9,162	(2,255)	(1,267)	(1,267)	(0.19)	(0.19)	0.20	17.10	12.45
Jun. 2003	44,023	10,435	11	(46)	(46)	(0.01)	(0.01)	0.10	14.60	11.63

	$175,711	$38,675	$(8,079)	$(4,489)	$(10,575)	$(0.68)	$(1.60)	$0.70

The Company’s Class A common stock is traded on the New York Stock Exchange.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

RESULTS OF OPERATIONS

2003 versus 2002

Overview    As more fully discussed below, for fiscal 2003 the Company incurred a net loss of $10.6 million, or $1.60 per basic and diluted share, compared to a net loss of $.4 million, or $.06 per share, for 2002. A significant portion of the current year’s loss was caused by two unusual charges: the writeoff of $6.1 million in the first quarter, or $.92 per share after tax, of goodwill (as discussed in the notes to the financial statements) and a $3.7 million, or $.35 per share after tax, provision in connection with a government investigation of the Company’s CMM division (see below). Excluding these charges, the Company incurred a net loss for 2003 of $2.2 million, or $.33 per share, compared to a net loss of $.4 million, or $.06 per share, in the prior year.

Sales    Sales for 2003 decreased 5% compared to 2002. Excluding intercompany sales, domestic sales are down 7% and foreign sales are up 2%. In local currency, foreign sales are up 14%, primarily because of the devaluation of Brazil’s currency. The decrease in domestic sales reflects the continued weak U.S. industrial manufacturing sector, particularly in the third quarter, and lower first quarter shipments to a major consumer products customer as they rebalanced their inventories.

Management’s Discussion (continued)

Loss before taxes and cumulative effect of change in accounting principle    Results for the year, before the cumulative effect of the change in accounting principle for goodwill (see footnotes regarding adoption of FASB 142) are down $6.9 million from last year. $3.7 million of this decrease ($.35 per share after tax) relates to charges taken in connection with our CMM division as further described below. Excluding the goodwill write-off and CMM division charges, cost of sales is 77.1% compared to 75.6% in 2002 and pretax results are down $3.2 million. Changes in the cost of sales rate are mainly impacted by the manufacturing efficiencies that are gained or lost as a result of increased or decreased production levels, but also by pricing, product mix, and overhead spending. The major items causing the decrease in earnings are lower sales (approximately $2.5 million), increased domestic fringe benefit and insurance costs, mainly retirement ($1.0 million), additional reserves for slow moving inventory ($.9 million) and the effect on unabsorbed overhead ($3.0 to $4.0 million) of production levels being about 15% below sales as the Company continues to reduce inventories. These cost increases were partially offset by headcount and other cost reduction measures ($3.5 million), LIFO layer liquidation profits ($.9 million) and the elimination of goodwill amortization ($.3 million).

Coordinate Measuring Machine (CMM) Division     The Company’s CMM division is presently the subject of a federal government investigation being coordinated through the Department of Justice. The division, which is based in the Company’s Mt. Airy, North Carolina facility, accounted for less than 3% of the Company’s net sales in 2002 and less than 2% in 2003. The CMM division manufactures and sells coordinate measuring machines, including the Rapid Check 2 and Rapid Check 3 machines. The Company’s CMMs operate with computer measurement software sold by the Company, including software sold under the “Apogee” brand name. The Company became aware of the investigation on September 5, 2002, when federal agents conducted a search of the CMM division. The government’s investigation appears to be focused on the division’s Rapid Check coordinate measuring machine product line and other Starrett CMMs using the Apogee software. On September 12, 2002, the Wall Street Journal published an article in which allegations that the Company had defrauded its customers and the government were attributed to Richard Parks, a former independent contractor to the Company. The article indicated that the investigation apparently was prompted by a qui tam action filed under seal in federal court in Boston, Massachusetts by Mr. Parks. The Company has not been served with a complaint in connection with any qui tam action. In response to that article, the Company denied that it defrauded its customers or the government. The Company is cooperating with the government in its investigation.

Beginning late in calendar 2001, the Company, on its own initiative and as part of its review of its Rapid Check product line, made certain improvements to the Rapid Check machines and incorporated these improvements in new Rapid Check machines. Beginning in March 2002, the Company informed its customers of these improvements and initiated a program to replace the affected Rapid Check machines at no cost to its customers. This replacement program is essentially complete.

As a result of the investigation and replacement program outlined above, the Company charged pretax operations with $3.1 million ($.29 per share after tax) in the September 2002 quarter and an additional $.6 million ($.06 per share after tax) in the March 2003 quarter. Of this, $2.1 million was charged to selling and general expense in the Statements of Operations and relates to professional fees, primarily legal. The remaining $1.6 million related to the Rapid Check replacement program and other CMM inventory valuation expenses and appears as part of cost of goods sold in the Statements of Operations. No assurances can be made that these charges reflect the actual costs that will ultimately be incurred by the Company or that the Company will not need to take additional charges. As of June 28, 2003, actual expenditures related to these charges were approximately $3 million. Total CMM division inventories were approximately $4.5 million as of June 28, 2003.

Income Taxes    The effective income tax rate before goodwill write-off was 44% for fiscal 2003 and 69% for 2002. Puerto Rico tax incentives, and somewhat lower foreign income tax rates all contribute to an overall effective tax rate that is normally slightly lower than the combined U.S. state and federal rate of approximately 38%. The large change in effective rate comes about because pretax results are close enough to breakeven in both years that permanent book/tax differences and jurisdictional tax rate differentials have an exaggerated effect when converted to percentages. The rates are relatively high compared to our normal rate of about 35% because the least profitable operations have been in the jurisdictions with the highest tax rates.

Loss per share before change in accounting    As a result of the above factors and before the change in accounting principle for goodwill (adoption of SFAS 142), the Company incurred a basic and diluted loss per share of $.68 ($.33 before the CMM division charges discussed above) compared to a loss of $.06 per share a year ago.

Management’s Discussion (continued)

Net loss per share after change in accounting    Basic and diluted net loss per share was $1.60 for 2003. Excluding the $.35 related to the CMM division charges and the $.92 related to the writeoff of goodwill, the net loss was $.33 per share compared to a net loss of $.06 per share a year ago.

2002 versus 2001

Sales    Sales decreased 18% in fiscal 2002 compared to 2001. The decrease was both domestic and foreign, 18% and 20%, respectively, although foreign sales were only down 10% when measured in local currencies. Worldwide economic conditions adversely affected business, and sales of our Scotland subsidiary continued to be hurt by the weak euro as compared to the British pound, which hurt business in terms of export pricing and import price competition. The devaluation of the Brazil’s currency accounted for about 1/4 of the 2002 sales decrease of 18%. The decrease in domestic sales reflected the weak U.S. industrial manufacturing sector to which we sell.

Income before Income Taxes    Primarily because of sales volume, pretax earnings dropped $12.7 million in 2002 to a loss of $(1.2) million. Cost of sales was 75.6% in 2002, compared to 71.1% in 2001. The cost of sales percent was adversely affected in 2002 by production levels about 5% lower than sales levels. Production levels were about 5% higher than sales in 2001. Selling and general expenses were reduced 12% in 2002 but as a percent of sales increased slightly from 23.1% to 24.9% because sales dropped more. Although fringe benefit costs were favorably affected in 2002 ($800,000) due to our overfunded pension plan, this was offset by nonrecurring employee severence costs ($600,000), warranty expenses ($700,000), and bad debts ($400,000).

Income taxes     The effective income tax rate was 69% in 2002 compared to 29% in 2001. Pretax earnings are so close to breakeven that permanent book/tax differences and jurisdictional tax rate differentials have an exaggerated effect when converted to percentages. Nonrecurring permanent differences between book and taxable income for dividends paid from Brazil to the U.S. in 2001 reduced Brazil’s effective tax rate substantially when reported in U.S. dollars. We were unable to utilize and record the U.S. tax benefit of the foreign tax credits generated by the 2002 Brazil dividend and this caused our overall tax provision to be $700,000 higher when compared to 2001. On the other hand, this was offset by the mix of income in 2002, with the more profitable divisions being in the jurisdictions with the lowest tax rates.

Earnings per Share     As a result of the above, basic earnings (loss) per share was $(0.06) in fiscal 2002 compared to $1.26 in 2001.

Market Risk

Market risk is the potential change in a financial instrument’s value caused by fluctuations in interest and currency exchange rates, and equity and commodity prices. The Company’s operating activities expose it to risks that are continually monitored, evaluated, and managed. Proper management of these risks helps reduce the likelihood of earnings volatility. At June 2003 and 2002, the Company was not a party to any derivative arrangement and the Company does not engage in trading, market-making or other speculative activities in the derivatives markets. The Company does not enter into long-term supply contracts with either fixed prices or quantities. The Company does not engage in regular hedging activities to minimize the impact of foreign currency fluctuations. Net foreign monetary assets are less than $2 million.

A 10% change in interest rates would not have a significant impact on the aggregate net fair value of the Company’s interest rate sensitive financial instruments (primarily variable rate investments of $19,700,000 and debt of $6,200,000 at June 28, 2003) or the cash flows or future earnings associated with those financial instruments. A 10% change in interest rates would impact the fair value of the Company’s fixed rate investments of approximately $2,300,000 by $40,000.

LIQUIDITY AND CAPITAL RESOURCES

	Years ended in June ($000)
	2003	2002	2001
Cash provided by operations	$24,336	$17,700	$12,499
Cash used in investing activities	(17,643)	(10,451)	(9,496)
Cash used in financing activities	(5,187)	(7,435)	(3,138)

Despite operating losses in 2003 and 2002 plus the additional $3.7 million incurred in connection with the CMM division investigation, cash provided by operations has been positive and increasing period to period. By far the biggest factor contributing to the increases has been the reduction in inventories that began in mid 2002. “Retirement benefits” under noncash expenses in the detailed cash flow statement shows the effect on operating cash flow of the Company’s pension and retiree medical plans. Primarily because the Company’s domestic defined benefit plan is overfunded, retirement benefits in total are currently generating approximately $.8 million of noncash income ($2.2 and $1.4 million in 2002 and 2001). On an accrual basis, retirement benefit expense (income) was approximately $.7 million in 2003, $(.4) million in 2002 and $.9 million in 2001.

The Company’s investing activities consist of expenditures for plant and equipment and the investment of cash not immediately needed for operations. Increased short-term investments partially

Management’s Discussion (continued)

offset by less capital expenditures accounts for the increase in investing activities in 2003. Cash flows from financing activities are primarily the payment of dividends. The proceeds from the sale of stock under the various stock plans has historically been used to purchase treasury shares, although in recent years such treasury share purchases have been curtailed. Overall debt has been reduced from $12 million at the end of 2001 to $6 million at the end of 2003.

The Company maintains sufficient liquidity and has the resources to fund its operations in the near term. If economic conditions do not improve and the Company continues to sustain losses, additional steps will have to be taken in order to maintain liquidity, including further dividend and workforce reductions. The Company maintains a $15 million line of credit (in the process of being reduced from $25 million), but has not made significant borrowings under it. The Company has a working capital ratio of 5.9 to 1 as of June 28, 2003 and 6.7 to 1 as of June 29, 2002.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any material off-balance sheet arrangements as defined under Securities Exchange Commission rules.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. The first footnote to these financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements.

Judgments, assumptions, and estimates are used for, but not limited to, the allowance for doubtful accounts receivable and returned goods; inventory allowances; income tax reserves; employee turnover, discount, and return rates used to calculate pension obligations; normal expense accruals for such things as workers compensation and employee medical expenses; and of particular importance this fiscal year the previously discussed charges connected with the government investigation of our CMM division. Actual results could differ from these estimates.

The allowance for doubtful accounts and sales returns is based on our assessment of the collectibility of specific customer accounts, the aging of our accounts receivable and trends in product returns. While we believe that our allowance for doubtful accounts and sales returns is adequate, if there is a deterioration of a major customer’s credit worthiness, actual defaults are higher than our previous experience, or actual future returns do not reflect historical trends, our estimates of the recoverability of the amounts due us and our sales could be adversely affected.

Inventory purchases and commitments are based upon future demand forecasts. If there is a sudden and significant decrease in demand for our products or there is a higher risk of inventory obsolescence because of rapidly changing technology and requirements, we may be required to increase our inventory reserve and, as a result, our gross profit margin could be adversely affected.

Accounting for income taxes requires estimates of our future tax liabilities. Due to timing differences in the recognition of items included in income for accounting and tax purposes, deferred tax assets or liabilities are recorded to reflect the impact arising from these differences on future tax payments. With respect to recorded tax assets, we assess the likelihood that the asset will be realized. If realization is in doubt because of uncertainty regarding future profitability or enacted tax rates, we provide a valuation allowance related to the asset. Should any significant changes in the tax law or our estimate of the necessary valuation allowance occur, we would record the impact of the change, which could have a material effect on our financial position or results of operations.

Pension and postretirement medical costs and obligations are dependent on assumptions used by our actuaries in calculating such amounts. These assumptions include discount rates, healthcare cost trends, inflation, salary growth, long-term return on plan assets, retirement rates, mortality rates, and other factors. These assumptions are made based on a combination of external market factors, actual historical experience, long-term trend analysis, and an analysis of the assumptions being used by other companies with similar plans. Actual results that differ from our assumptions are accumulated and amortized over future periods. Significant differences in actual experience or significant changes in assumptions would affect our pension and other postretirement benefit costs and obligations.